Exhibit 99.1

              Cyberonics Reports Highly Statistically Significant
                 Causality Results In Depression Pivotal Study

              Depression PMA-Supplement to Be Submitted in October

    HOUSTON, Texas, July 23, 2003 /PRNewswire-FirstCall/ -- Cyberonics, Inc. (Nasdaq: CYBX) today announced that the preliminary one-year results from its D-02 VNS Therapy(TM) depression pivotal study and D-04 companion study of chronic and recurrent treatment resistant depression, analyzed pursuant to the D-02 analysis plan submitted to the U.S. Food and Drug Administration (FDA) in September 2002, showed a highly statistically significant causal relationship (p-value < 0.001) between VNS Therapy and the depression improvements from baseline observed in the D-02 VNS Therapy study. The causal relationship between VNS Therapy and the D-02 patients' one-year outcomes was determined using a repeated measures linear regression analysis to compare depression improvements as measured by the Inventory of Depressive Symptomatology-Self Report (IDS-SR) over one year in 205 D-02 patients receiving VNS Therapy and treatment as usual with the IDS-SR outcomes of 124 patients in a companion study, D-04, receiving only treatment as usual. In D-04, patients with chronic or recurrent treatment resistant depression who met the critical D-02 inclusion criteria were treated with standard medical management at 13 total study sites including 12 of the 21 D-02 study sites. Statistically and clinically significant differences in the physician and patient reported D-02 and D-04 patients' one-year response and remission rates were also observed. One-year response rates, defined as at least a 50% improvement in depression symptoms as measured by the IDS-SR and HRSD-24 (24 item clinician rated Hamilton Rating Scale for Depression) were 21% and 30%, respectively in D-02 and 12% and 13%, respectively in D-04. One-year remission rates, defined as the percentage of patients free of depressive symptoms after one year of treatment, were 16% and 17%, respectively in D-02 and 5% and 7%, respectively in D-04.

    "Highly statistically and clinically significant causality findings in the depression pivotal study suggest that VNS Therapy has taken a giant step forward towards U.S. regulatory approval and a potential $60 billion market opportunity," commented Robert P. ("Skip") Cummins, Cyberonics' Chairman of the Board and Chief Executive Officer. "Regarding the prospects for FDA approval, the depression data are compelling, VNS Therapy has Expedited Review Status, our submission will likely be a PMA-Supplement and we believe that our science, research, clinical data and prospective analysis plan compare favorably with those of neuro-device approval precedents. If VNS Therapy is approved for depression and VNS Therapy penetration of the depression market is roughly equivalent to its penetration of the epilepsy market in the first six years after launch, annual VNS Therapy depression sales will exceed
$1 billion in 2010."

    "The comparative analyses of D-02 patients treated over a one-year period with VNS Therapy and treatment as usual and D-04 patients treated only with treatment as usual is the culmination of Cyberonics' five-year pivotal depression study program," commented Dr. Richard L. Rudolph, Vice President, Clinical and Medical Affairs and Chief Medical Officer. "The D-02 and D-04 data represent an advance in our understanding not only of the safety and effectiveness of VNS Therapy, but also the long-term course of patients with treatment resistant depression. The D-04 data provide powerful confirmation of the need for more effective and tolerable long-term treatments for patients with chronic or recurrent depression that is resistant to standard therapies. The highly statistically and clinically significant results from the D-02/D-04 comparison provide compelling evidence that VNS Therapy represents a major advance in the treatment of a large patient population that is severely incapacitated emotionally, physically and functionally."

    "The determination of highly statistically significant causality represents the second in a series of six steps towards U.S. regulatory approval," added Alan D. Totah, Vice President, Regulatory Affairs and Quality. "Cyberonics reported highly statistically significant and clinically significant one-year results in the D-02 depression pivotal study in January 2003. The comparison of the D-02 outcomes with those observed in the D-04 study confirms that the D-02 improvements were due to VNS Therapy. We are now ready to move forward to facilitate FDA's review of these compelling data. We expect to submit the depression PMA-Supplement by the end of October. We will then work closely with FDA to hold an Advisory Panel Meeting and reach a final approval decision within one year after submission of the depression PMA-S."

    HISTORY OF VNS THERAPY DEPRESSION STUDIES

    Cyberonics' comprehensive VNS Therapy depression study program began with the first pilot study implant in July 1998. The depression study program includes the following studies: a 60-patient acute and long-term pilot study (D-01); a 235-patient double blind, randomized, placebo controlled 8-week fixed dose acute pivotal study with a long-term extension (D-02); a 127-patient long-term observational study of patients with chronic or recurrent treatment resistant depression treated only with treatment as usual (D-04); neuroimaging, neurochemical and sleep mechanism of action studies; and several healthcare utilization and cost effectiveness studies. The patients in these studies were suffering from chronic or recurrent treatment resistant depression. In the D-02 and D-04 studies, the average lifetime illness exceeded 25 years and the average duration of the current depressive episode exceeded 48 months.

    Highly statistically and clinically significant acute and long-term response and remission rates were observed in the D-01 pilot study. The first implant in the D-02 pivotal study occurred in August 2000. In January 2002, Cyberonics announced that although clinically meaningful, the difference in the D-02 treatment and placebo group HRSD-24 response rates at the end of the eight-week fixed dose acute study was not statistically significant. In September 2002, after determining the likely contributors to the lack of statistical significance, Cyberonics submitted a revised, prospective long-term pivotal study analysis plan to FDA. That plan is designed to determine the statistical and clinical significance of the long-term improvements from baseline in all D-02 study patients treated over a one-year period with VNS Therapy and treatment as usual and to determine the causal relationship between those outcomes and VNS Therapy by comparing those D-02 outcomes with the outcomes of the D-04 patients treated only with treatment as usual.

    In January 2003, Cyberonics announced that the one-year data from its D-02 depression pivotal study, analyzed pursuant to the D-02 analysis plan submitted to the FDA in September 2002, showed statistically and clinically significant improvements compared to baseline. Statistical significance was determined using a repeated measures linear regression technique to analyze improvements from pre-treatment baseline in the 24-item Hamilton Rating Scale (HRSD-24) during one year of VNS Therapy. The HRSD-24 improvements observed over the first year were highly significant with a p-value < 0.001. The secondary measures of statistical significance showed similarly positive results. Clinical significance was determined by analyzing the percent of patients who showed a sustained HRSD-24 response between nine and 12 months of treatment with VNS Therapy. In the absence of published literature that defines a long-term success criterion, Cyberonics' psychiatric clinical advisors suggested that a sustained response rate of approximately 30% would be significant. Approximately 30% of the patients from the original acute treatment group and 25% of all patients in the analysis showed a sustained response between months nine and 12.

    DEPRESSION MARKET AND VNS THERAPY PATIENT TREATMENT MODEL

    "Market data suggest that the VNS Therapy depression market opportunity is at least ten times as large as the current U.S. epilepsy market for VNS Therapy," commented Michael A. Cheney, Cyberonics' Senior Vice President, Marketing and Sales. "According to a 2001 Datamonitor report entitled "VNS; The Potential Impact on Epilepsy and Mood Disorders," there are 4.4 million Americans with chronic or recurrent treatment resistant depression versus 425,000 Americans with pharmacoresistant epilepsy. Comparisons of other key epilepsy and depression market statistics such as annual drug sales, total U.S. pharmaceutical promotion spend and the number of patients treated each year with surgical or device based therapies confirm Datamonitor's assessment of the relative size of the two markets."

    "Cyberonics' primary and secondary market research is consistent with the market data," continued Mr. Cheney. "We have identified 6,125 psychiatrists, 17% of total U.S. psychiatrists, as potentially the most frequent prescribers of VNS Therapy. These psychiatrists write 60% of the annual prescriptions for the drugs commonly used to treat patients with chronic or recurrent treatment resistant depression, and they are responsible for the vast majority of the estimated 150,000 annual ECT referrals. Their annual prescription volume for treatment resistant drugs has grown by over 40% in the last two years, and the number of patients treated each year in the U.S. with ECT continues to increase. To date, we have surveyed over 40% of these potential VNS Therapy prescribers and found widespread ownership of the need for more effective and tolerable long-term therapies and awareness of VNS Therapy's potential to satisfy that need."

    "We recently finalized our U.S. depression pre-launch and launch plans," continued Mr. Cheney. "Implementation of the pre-launch plan is contingent on favorable progress towards an Advisory Panel Meeting and implementation of the launch plan will, of course, be dependent on FDA approval, the indication for use and labeling. The pre-launch and launch plans provide for market research and education programs, an increase in clinical studies and post-approval scale up of our sales and marketing organization and programs to support our depression patient treatment model."

    "In the first six years after FDA approval, 5.2% of Datamonitor's estimated U.S. pharmacoresistant epilepsy patients were treated with VNS Therapy. In depression, even though a comparison of (a) market dynamics, (b) awareness and acceptance, (c) the relative value proposition offered by VNS Therapy, and (d) Cyberonics' resources and capabilities at launch would suggest that VNS Therapy penetration of the depression market should be greater than historical epilepsy performance, we conservatively expect that 4.3% of the U.S. pharmacoresistant depression population will be treated with VNS Therapy in the first six years after launch," concluded Mr. Cheney.

    REVISED LONG-TERM BUSINESS OUTLOOK

    "Relative to epilepsy, depression is an enormous market opportunity for VNS Therapy that has a significant potential impact on Cyberonics' long-term financial outlook," commented Pamela B. Westbrook, Cyberonics' Vice President, Finance and Administration and Chief Financial Officer. "Many investors have recently asked about the near and long-term financial impact that U.S. regulatory approval and launch in depression would have on our business. In response to those questions, we developed a long-term business model based on Cyberonics' experience and performance in epilepsy following FDA approval in 1997. We have assumed that annual depression patient market penetration will be lower than annual epilepsy patient market penetration until year 5 and cumulative market penetration in depression will remain below that in epilepsy throughout year 6 after launch. Cumulative 6-year U.S. VNS Therapy penetration in epilepsy was 5.2% and produced $280 million in cumulative U.S. sales. Cumulative VNS Therapy penetration in depression of 4.3% will likely produce $2.8 billion of cumulative depression sales beginning with $54 million in year 1 and ending with $1 billion of depression sales in year 6. We anticipate that significant investments in clinical studies and VNS Therapy research and sales and marketing personnel and programs will be required in depression. Including all appropriate investments, we estimate that depression profit contribution, defined as gross profit on depression sales, minus all sales and marketing and clinical development expenses will increase from a $25 million loss, or net investment, in year 1 to a $26 million profit, or net contribution, in year 2 and a $500 million profit, or net contribution in year 6.

    "If VNS Therapy is approved in depression in Q2 of fiscal 2005 and we achieve our depression penetration model, depression sales are likely to increase from approximately 27% of total Cyberonics sales in fiscal 2005 to 76% of sales in fiscal 2010," continued Ms. Westbrook. "Depression is also likely to be our primary source of growth and profitability. Assuming a Q2 FY05 depression approval, approximately 16% annual epilepsy sales growth going forward and appropriate increases in departmental expenses, annual earnings after taxes are likely to grow from $11.4 million in fiscal 2005 to $57.9 million in fiscal 2006 and $360 million in fiscal 2010. Our goal is to accomplish this growth without any additional outside capital. Our model and our track record in epilepsy suggest that the depression model and our financial objectives are achievable if we receive FDA approval in depression."

    Mr. Cummins concluded, "We recently celebrated the sixth anniversary of FDA approval in epilepsy and the fifth anniversary of the first VNS Therapy depression study implant. In epilepsy over the last six years, Cyberonics pioneered an entirely new device based therapy and market, helped improve the lives of over 22,000 patients and their families and developed a rapidly growing, profitable and cash flow positive business. In the five years since the first depression implant, Cyberonics accumulated a significant amount of compelling depression data, improved the scalability in epilepsy and transferability to depression of our business model and recruited a management team with a unique combination of device and specialty pharmaceutical experience. That management team has not only pioneered new $100 million device markets but also developed multi-billion dollar products and businesses serving the needs of patients suffering from a variety of chronic disorders including treatment resistant depression. Although this very experienced team believes that our depression regulatory plan, depression patient treatment model and revised long-term financial outlook are today reasonable, there are obviously no guarantees that we will receive depression approval or that our financial plans will be realized. "

    Conference Call Instructions

    A conference call to discuss this press release is scheduled for 9:00 AM EDT on Wednesday, July 23, 2003. Two separate phone lines are necessary to access the conference call and Internet presentation. The audio portion of the conference call may be accessed by dialing 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 1590979; the leader is Pam Westbrook. A replay of the audio portion of the conference call will be available two hours after the completion of the conference call on Wednesday, July 23, 2003 through Wednesday, August 6, 2003 by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 1590979.

    You may access the Cyberonics Internet presentation site via the PresentPLUS Gateway address http://www.presentplus.com/conference/gateway.html . To test your system in advance, take the instant system check by clicking on the PresentPLUS Gateway link above, then select Browser Check from the available options. If you encounter difficulty, support solutions will be provided, or you may call PresentPLUS toll-free at 877-549-3137 or email support@presentplus.com with your telephone number for an immediate call back. Once proper compatibility is confirmed, the presentation site can be accessed 10 minutes prior to the scheduled start, beginning at 8:50 AM EDT on Wednesday, July 23, 2003. Click on the link http://www.presentplus.com/conference/gateway.html , then click on "Attendee Login" from the available options. The event name and password is xcyberonics.

    SEPTEMBER 24 INVESTOR DINNER

    "The Future of VNS Therapy" dinner program will occur on Wednesday, September 24, 2003 at the Plaza Hotel in New York City from 5:00 PM to
10:00 PM during the UBS Warburg Healthcare Conference. Presentations will be made by Cyberonics management and by epileptologists and psychiatrists experienced with VNS Therapy. The VNS Therapy dinner program is open to the public and registration is available online at www.cyberonics.com .

    Scheduled speakers at the VNS Therapy dinner program include: A. John Rush, M.D., Professor and Vice Chairman of Research, Department of Psychiatry, University of Texas Southwestern; Mark S. George, M.D., Professor of Psychiatry, Radiology and Neurology; Director, Functional Neuroimaging Division, Psychiatry; Director, Brain Stimulation Laboratory, Medical University of South Carolina; Harold A. Sackeim, Ph.D., Professor of Clinical Psychology in Psychiatry & Radiology, Columbia University; Chief, Department of Biological Psychiatry, New York State Psychiatric Institute; Lauren B. Marangell, M.D., Associate Professor of Psychiatry; Director, Mood Disorder Center, Baylor College of Medicine; James Wheless, M.D., Professor of Neurology and Pediatrics, Department of Neurology; Director, Texas Comprehensive Epilepsy Program, The University of Texas Health Science Center at Houston; Director, Epilepsy Monitoring Unit, Memorial Hermann Children's Hospital; Robert P. ("Skip") Cummins, Chairman and Chief Executive Officer, Cyberonics; Michael A. Cheney, Senior Vice President Marketing and Sales, Cyberonics; W. Steve Jennings, Vice President Sales, Cyberonics; Richard L. Rudolph, M.D., Vice President Clinical and Medical Affairs, Cyberonics; Pamela
B. Westbrook, Vice President Finance, Cyberonics.

    ABOUT VNS THERAPY AND CYBERONICS

    Cyberonics, Inc. was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy and other chronic neurological disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy System, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve 24 hours a day. The Company's initial market is epilepsy, which is characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the member countries of the European Economic Area, Canada, Australia and other markets. To date, more than 22,000 epilepsy patients in 24 countries have accumulated over 56,000 patient years of experience using VNS Therapy. The VNS Therapy System is approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment intolerant major depressive episodes including unipolar depression and bipolar disorder (manic depression).

    VNS Therapy is at various levels of investigational clinical study as a potential treatment for depression, anxiety disorders, Alzheimer's disease, and chronic headache/migraine. Cyberonics' comprehensive VNS Therapy depression study program began with the first pilot study implant in July 1998. The depression study program includes the following studies: a 60-patient acute and long-term pilot study (D-01); a 235-patient double blind, randomized, placebo controlled 8-week fixed dose acute pivotal study with a long-term extension (D-02); a 127-patient long-term observational study of patients with chronic or recurrent treatment resistant depression treated only with treatment as usual (D-04); neuroimaging, neurochemical and sleep mechanism of action studies; and several healthcare utilization and cost effectiveness studies. The patients in these studies were suffering from chronic or recurrent treatment resistant depression. In the D-02 and D-04 studies, the average lifetime illness exceeded 25 years and the average duration of the current depressive episode exceeded 48 months.

    Highly statistically and clinically significant acute and long-term response and remission rates were observed in the D-01 pilot study. The first implant in the D-02 pivotal study occurred in August 2000. In January 2002, Cyberonics announced that although clinically meaningful, the difference in the D-02 treatment and placebo group HRSD-24 response rates at the end of the 8-week fixed dose acute study was not statistically significant. In September 2002, after determining the likely contributors to the lack of statistical significance, Cyberonics submitted a revised, prospective long-term pivotal study analysis plan to FDA. In January 2003, Cyberonics announced that the one-year data from its D-02 depression pivotal study, analyzed pursuant to the D-02 analysis plan submitted to the FDA in September 2002, showed highly statistically significant (p-value < 0.001) and clinically significant improvements compared to baseline. In July 2003, Cyberonics reported that the preliminary one-year results from its D-02 VNS Therapy depression pivotal study and D-04 companion study of chronic and recurrent treatment resistant depression, analyzed pursuant to the D-02 analysis plan submitted to the U.S. Food and Drug Administration (FDA) in September 2002, showed a highly statistically significant causal relationship (p-value < 0.001) between VNS Therapy and the depression improvements from baseline observed in the D-02 VNS Therapy study. The causal relationship between VNS Therapy and the D-02 patients' one-year outcomes was determined using a repeated measures linear regression analysis to compare depression improvements as measured by the Inventory of Depressive Symptomatology-Self Report (IDS-SR) over one year in 205 D-02 patients receiving VNS Therapy and treatment as usual with the IDS-SR outcomes of 124 patients in a companion study, D-04, receiving only treatment as usual. In D-04, patients with chronic or recurrent treatment resistant depression who met the critical D-02 inclusion criteria were treated with standard medical management at 13 total study sites including 12 of the 21 D-02 study sites. Statistically and clinically significant differences in the physician and patient reported D-02 and D-04 patients' one-year response and remission rates were also observed. One-year response rates, defined as at least a 50% improvement in depression symptoms as measured by the IDS-SR and HRSD-24 (24 item clinician rated Hamilton Rating Scale for Depression) were 21% and 30%, respectively in D-02 and 12% for both measures in D-04. One-year remission rates, defined as the percentage of patients free of depressive symptoms after one-year of treatment, were 16% and 17%, respectively in D-02 and 5% and 7%, respectively in D-04.

    The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com .

    FORWARD LOOKING STATEMENTS

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," and "forecast," or other similar words. Such forward-looking statements include statements concerning the preliminary one-year results from our D-02 VNS Therapy pivotal study and D-04 companion study of depression; the timing and process of U.S. regulatory approval of VNS Therapy for depression; possible FDA approval of VNS Therapy in depression; the size of the potential patient population for VNS Therapy in depression; the potential impact of our D-04 clinical study results; potential favorable results from additional clinical depression studies; potential acceptance rates of VNS Therapy by prescribing physicians; potential market penetration of VNS Therapy in depression; potential impact of FDA approval of VNS Therapy in depression on our operating results; anticipated sales, sales growth, gross profit margin, operating expenses, investments in new indication development, net income, and earnings per share included in our long-term business plan; maintaining and obtaining appropriate regulatory approvals; the timing and outcome of clinical studies; the timing and outcome of product development programs; improving our productivity and efficiencies; the scale up of our people, organization, systems and controls to support anticipated growth; improving the scalability and transferability of our epilepsy sales and marketing model to depression; maintaining positive cash flow; and accomplishing planned growth without the need for additional equity capital. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test of VNS Therapy for the treatment of depression, Alzheimer's disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; our ability to hire, train and retain personnel; the accuracy of management's estimates of future events, sales, expenses and earnings; and other risks detailed in from time to time in the Company's filings with the SEC.

CONTACT:  Pamela Westbrook, Vice President of Finance and CFO of
Cyberonics, Inc., +1-281-228-7200, or fax, +1-281-218-9332, or
pbw@cyberonics.com ; or Helen Shik, Vice President of Schwartz Communications, +1-781-684-0770, ext. 6587, or fax, +1-781-684-6500, or
hshik@schwartz-pr.com , for Cyberonics, Inc./
First Call Analyst:
FCMN Contact: jjb@cyberonics.com
Web site: http://www.presentplus.com/conference/gateway.html/
Web site:  http://www.cyberonics.com/
(CYBX)